                                                                     EXHIBIT 1.2


                        2,000,000 Shares of Common Stock

                           ESSEX PROPERTY TRUST, INC.

                            (a Maryland corporation)

                         (Par Value $0.0001 Per Share)

                               PRICING AGREEMENT


                                 March 31, 1997


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated
North Tower
World Financial Center
New York, New York  10281


Dear Sirs:

                 Reference is made to the Purchase Agreement dated March 31, 1997 (the "Purchase Agreement") among Essex Property Trust, Inc., a Maryland corporation (the "Company"), Essex Portfolio, L.P., and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"). The Purchase Agreement provides for the purchase by the Underwriter from the Company, subject to the terms and conditions set forth therein, of the above shares of Common Stock (the "Securities") of the Company's Common Stock, par value $0.0001 per share.

                 Pursuant to Section 2 of the Purchase Agreement, the Company agrees with the Underwriter as follows:

                 (1) The purchase price per share for the Securities to be paid by the Underwriter shall be $29.125.

                 (2) The public offering price per share for the Securities shall be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, but in no event less than $29.25 per share.

                 If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.



                              Very truly yours,

                              ESSEX PROPERTY TRUST, INC.


                              By:
                                  --------------------------------------
                                  Name:   Michael J. Schall
                                  Title:  Executive Vice President, Chief
                                          Financial Officer and Secretary


CONFIRMED AND ACCEPTED,
  as of the date first above written:



MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated


By:
     --------------------------------------
     Name:     S. Todd Canty
     Title:    Vice President